Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement of Petros Pharmaceuticals, Inc. on Form S-1 (No. 333-262038) to be filed on or about October 14, 2022, of our report dated March 31, 2022, on our audits of the financial statements as of December 31, 2021 and 2020, and for each of the years then ended which report was included in the Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 31, 2022. We also consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

October 14, 2022